Exhibit 99.1

Contact:
Mary Coleman
Savient Pharmaceuticals, Inc.
information@savient.com
(732) 418-9300

Susan Neath
Burns McClellan
sneath@burnsmc.com
(212) 213-0006

Savient Pharmaceuticals to Raise $31 Million through Registered Direct Offering

EAST BRUNSWICK, N.J., April 3, 2009 – Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced that it has entered into definitive agreements with select existing and new institutional investors to sell 5.93 million units consisting of (i) one share of its common stock, $0.01 par value per share, and (ii) one warrant to purchase 0.85 shares of its common stock in a registered direct offering for gross proceeds of approximately $31.0 million, before deducting placement agent’s fees and estimated offering expenses. The investors have agreed to purchase the units for a negotiated price of $5.23 per unit.

The initial per share exercise price of the warrants is $10.46. In the event that the company publicly announces that the U.S. Food and Drug Administration has issued a “complete response letter” with respect to the company’s Biologics License Application for its KRYSTEXXA™ (pegloticase) product candidate (the “BLA”), then the exercise price shall, from and after the eleventh trading day following the first such public announcement by the company, be changed to be the weighted average price for the common stock for the five trading days immediately preceding the tenth trading day following the date that the company publicly announced that the FDA issued its complete response letter. In no event may the exercise price exceed $10.46 or be less than $1.57.

The warrants are exercisable at any time on or after the date of issuance and expire on a date that varies based on the FDA’s response to the BLA. If the FDA responds to the BLA with a “complete response letter” constituting approval or rejection of the BLA, then the warrants expire nine months after the date the company publicly announces that the FDA issued its complete response letter. If the FDA responds to the BLA with a “complete response letter” that does not constitute an approval or rejection, then the warrants expire on the earlier of the date that is 15 months after the date that the company publicly announces that the FDA issued its complete response letter and the date that is nine months after the date on which the company publicly announces that it has addressed all items required by the FDA before the BLA can be approved.

The closing of the offering is expected to take place on or about April 8, 2009, subject to customary closing conditions. Lazard Capital Markets LLC served as the sole placement agent in connection with the offering. Copies of the final prospectus relating to this offering may be obtained at the Securities and Exchange Commission web site at http://www.sec.gov, or from Savient Pharmaceuticals, Inc. at One Tower Center, 14th Floor, East Brunswick, NJ 08816 Attention: Investor Relations.

The common stock and warrants described above are being offered by Savient pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the company, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Savient

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and marketing pharmaceutical products that target unmet medical needs in both niche and broader specialty markets. Savient's product development candidate, KRYSTEXXA™ (pegloticase) for treatment-failure gout, has reported positive Phase 1, 2 and 3 clinical data. Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007; the Phase 3 clinical studies were completed in October 2007; the BLA was filed with the FDA in October 2008 and the FDA granted priority review status in December 2008. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA, formerly referred to as Puricase®, from Duke University and Mountain View Pharmaceuticals, Inc. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Further information on Savient can be accessed by visiting: http://www.savient.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. In particular, any statements about the expected closing of the offering are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, the satisfaction of the closing conditions for the offering and other important factors set forth more fully under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and elsewhere in our reports filed with the Securities and Exchange Commission to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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